Exhibit 99.1

Armstrong World Industries Reports Fourth-Quarter and Full Year 2022 Results

Fourth-Quarter 2022 Results

•
Net sales up 8% versus the prior-year quarter with Mineral Fiber segment sales up 4% and Architectural Specialties segment sales up 18%
•
Operating income up 27% and diluted earnings per share from continuing operations up 22% versus the prior-year quarter
•
Adjusted EBITDA up 5% and adjusted diluted earnings per share down 1% versus the prior-year quarter

Full Year 2022 Results

•
Net sales up 11% versus prior year with Mineral Fiber segment sales up 8% and Architectural Specialties segment sales up 20%
•
Operating income up 7% and diluted earnings per share from continuing operations up 11% versus the prior year
•
Adjusted EBITDA up 4% and adjusted diluted earnings per share up 9% versus the prior year
•
Issuing 2023 Guidance: Net Sales growth of 2% to 6%, adjusted EBITDA growth of 3% to 9% versus prior year

LANCASTER, Pa., Feb. 21, 2023 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions in the Americas, today reported fourth-quarter and full-year 2022 financial results.

“AWI delivered another quarter of sales growth across both our Mineral Fiber and Architectural Specialties segments and achieved double-digit, full-year sales growth for the total company, while navigating challenging market conditions that primarily pressured our Mineral Fiber segment results. I am particularly pleased by our team’s work in driving robust Mineral Fiber AUV growth throughout the year as well as 20% full year sales growth and EBITDA margin expansion in our Architectural Specialties segment,” said Vic Grizzle, President and CEO of Armstrong World Industries. “We expect the challenging market conditions we experienced in the fourth quarter to continue in 2023 and have incorporated into our outlook further deceleration in market demand in the second half of the year. With that in mind, our teams are intently focused on controlling the things we can and executing on our growth initiatives to outperform the market and deliver profitable growth.”

Fourth-Quarter Results from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended December 31,
	2022	2021	Change
Net sales	$304.5	$282.5	7.8%
Operating income	$70.6	$55.5	27.2%
Earnings from continuing operations	$48.8	$41.9	16.5%
Diluted earnings per share	$1.07	$0.88	21.6%

Additional Non-GAAP* Measures
Adjusted EBITDA	$92	$88	4.6%
Adjusted net income from continuing operations	$49	$52	(4.9)%
Adjusted diluted earnings per share	$1.08	$1.09	(0.9)%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable GAAP measure are found in the tables at the end of this press release. Non-GAAP figures are rounded to the nearest million with the exception of per share data.

Fourth-quarter 2022 consolidated net sales increased 7.8% from prior-year results driven by favorable Average Unit Value ("AUV") of $29 million which was partially offset by lower volumes of $7 million. Improvements in Mineral Fiber AUV were driven by strong like-for-like pricing and favorable sales mix, while lower volumes reflect decreased Mineral Fiber volume partially offset by increased Architectural Specialties sales.

Fourth-quarter operating income increased 27.2% versus the prior-year period primarily due to favorable AUV performance and a year-over-year change in acquisition-related charges, primarily due to a change in the fair value of contingent consideration related to our 2020 acquisition of TURF Design, Inc. Fourth-quarter 2022 results were also positively impacted by a reduction in intangible asset amortization. These benefits were partially offset by the negative impact from lower Mineral Fiber volumes, an increase in manufacturing costs that was primarily driven by raw material, energy and freight inflation and partially offset by improved manufacturing productivity, a reduction in Worthington Armstrong Joint Venture ("WAVE") equity earnings, and an increase in selling expenses.

Fourth-Quarter Segment Results

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended December 31,
	2022	2021	Change
Net sales	$216.0	$207.2	4.2%
Operating income	$61.1	$60.0	1.8%
Adjusted EBITDA*	$78	$77	2.1%

Fourth-quarter 2022 Mineral Fiber net sales increased 4.2% from prior-year results primarily due to $30 million of favorable AUV which was partially offset by lower volumes of $21 million. Improved AUV performance was driven by favorable like-for-like pricing and favorable channel and product mix. Sales volumes declined from prior-year results primarily due to weakening market demand in the fourth quarter and a strong prior-year period.

Fourth-quarter Mineral Fiber operating income increased 1.8% from prior-year results. The increase was driven primarily by favorable AUV of $21 million and lower selling expenses of $1 million, partially offset by a $14 million decrease from lower volumes, a $4 million decrease in WAVE equity earnings and a $4 million increase in manufacturing costs, net of improved manufacturing productivity.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended December 31,
	2022	2021	Change
Net sales	$88.5	$75.3	17.5%
Operating income (loss)	$10.7	$(3.3)	Favorable
Adjusted EBITDA*	$13	$11	22.3%

Fourth-quarter 2022 net sales in Architectural Specialties increased 17.5% from prior-year results, driven by broad based growth across our product categories.

The increase in Architectural Specialties fourth-quarter operating income was positively impacted by a $7 million margin benefit from increased sales and a $3 million reduction in intangible asset amortization. These benefits were partially offset by a $3 million increase in selling expenses and a $1 million increase in manufacturing costs. The year-over-year increase in operating income also reflects a $9 million decrease in acquisition-related charges in the current period, primarily due to a change in the fair value of acquisition-related contingent consideration.

Full Year Results from Continuing Operations

(Dollar amounts in millions)	For the Year Ended December 31,
	2022	2021	Change
Net sales	$1,233.1	$1,106.6	11.4%
Operating income	$278.7	$260.0	7.2%
Earnings from continuing operations	$199.9	$185.3	7.9%
Diluted earnings per share	$4.30	$3.86	11.4%

Additional Non-GAAP* Measures
Adjusted EBITDA	$385	$372	3.7%
Adjusted net income from continuing operations	$220	$209	5.3%
Adjusted diluted earnings per share	$4.74	$4.36	8.7%

Full-year net sales increased 11.4% from prior-year results, with favorable AUV contributing $94 million and higher volumes contributing $33 million. Mineral Fiber net sales increased $69 million, or 8.4%, year over year and Architectural Specialties net sales increased $58 million, or 20.0%. The increase in Mineral Fiber segment sales was driven by improved AUV partially offset by lower volumes. Favorable AUV was driven by positive like-for-like pricing impacts, partially offset by negative customer channel mix. Lower volumes resulted primarily from a reduction of inventory levels at certain customers in the first half of the 2022, in addition to weakening market demand in the second half of the year. Increased Architectural Specialties segment net sales were primarily driven by broad based growth across our product categories.

Full-year operating income increased 7.2% from prior-year results, driven by favorable AUV of $76 million, a $14 million reduction in Architectural Specialties intangible asset amortization and a $12 million margin benefit from higher volumes. Partially offsetting these benefits was a $46 million increase in manufacturing costs, primarily driven by raw material, energy and freight inflation net of a benefit from improved manufacturing productivity, an $18 million increase in selling expenses, primarily related to investments in capabilities and incentive compensation in support of increased Architectural Specialties sales and partially due to growth initiative investments, and a $10 million decrease in WAVE equity earnings. The decrease in WAVE earnings resulted primarily from lower volumes and higher steel cost, partially offset by favorable AUV. WAVE volumes in 2022 were negatively impacted throughout the year by a reduction of inventory levels at certain customers in addition to weakening market conditions in the second half of the year. Operating income was also impacted by a $9 million increase in acquisition-related charges, primarily due to the change in the fair value of contingent consideration.

Cash Flow, Credit Agreement Refinance and Share Repurchase Program

The company generated $182 million in cash flows from operating activities in 2022, compared to $187 million in 2021. Increased cash earnings were more than offset by headwinds from timing-related changes in working capital.

Net cash provided by investing activities was $28 million for 2022, compared to net cash used by investing activities of $14 million in 2021. The favorable change in cash was primarily due to an increase in dividends from our WAVE joint venture, the absence of purchase price adjustments paid to Knauf, and lower purchases of property, plant and equipment.

In December 2022, the company amended and restated its senior secured credit facility. The $950 million amended senior secured credit facility is comprised of a $500 million revolving credit facility and a $450 million term loan and now matures in December 2027.

As of December 31, 2022, total borrowings outstanding under the senior secured credit facility were $655 million.

During 2022, the company repurchased 1.9 million shares of outstanding common stock for a total cost of $165 million, excluding commissions. As of December 31, 2022, there was $349 million remaining under the Board of Director's current authorized share repurchase program**.

**On July 29, 2016, our Board of Directors approved our share repurchase program pursuant to which we are authorized to repurchase up to $1,200 million of our outstanding comment stock through December 31, 2023 (the “Program”). Repurchases under the Program may be made through open market, block and privately negotiated transactions, including Rule 10b5-1 plans, at such times and in such amounts as management deems appropriate, subject to market and business conditions, regulatory requirements and other factors. The Program does not obligate AWI to repurchase any particular amount of common stock and may be suspended or discontinued at any time without notice.

2023 Outlook

“While market conditions weakened in the second half of 2022, we achieved full-year sales growth and operating margin improvement in our Architectural Specialties segment and continued AUV expansion in our Mineral Fiber segment, offsetting inflationary headwinds,” said Chris Calzaretta, AWI CFO. “Our 2023 guidance reflects weaker economic conditions, partially offset by benefits from our growth initiatives, ongoing productivity, disciplined cost control and approximately $6 million of annualized savings from recent cost reduction actions. We expect to continue to deliver value to shareholders through our balanced and disciplined capital allocation strategy as a result of strong adjusted free cash flow growth.”

	For the Year Ended December 31, 2023
(Dollar amounts in millions except per-share data)	2022 Actual	Current Guidance			VPY Growth %
Net sales	$1,233	$1,260	to	$1,310	2%	to	6%
Adjusted EBITDA*	$385	$395	to	$420	3%	to	9%
Adjusted diluted earnings per share*	$4.74	$4.80	to	$5.05	1%	to	7%
Adjusted free cash flow*	$221	$230	to	$250	4%	to	13%

Earnings Webcast

Management will host a live webcast conference call at 10:00 a.m. ET today, to discuss fourth-quarter and full-year 2022 results. This event will be available on the Company's website. The call and accompanying slide presentation can be found on the investor relations section of the company's website at www.armstrongworldindustries.com. The replay of this event will be available on the website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, those relating to future financial and operational results, expected savings from cost management initiatives, the performance of our WAVE joint venture, market and broader economic conditions and guidance and the impacts of COVID-19 on our business. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2022, that the Company expects to file today. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. is a leader in the design, innovation and manufacture of innovative ceiling and wall system solutions in the Americas. With $1.2 billion in revenue in 2022, AWI has approximately 3,000 employees and a manufacturing network of 16 facilities, plus seven facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-K for the year ended December 31, 2022, that the Company expects to file with the SEC today.

Contacts

Investors: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Media: Jennifer Johnson, jenniferjohnson@armstrongceilings.com or (866) 321-6677

Reported Financial Results

(amounts in millions, except per share data)

SELECT FINANCIAL RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Quarterly data is unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Net sales	$304.5	$282.5	$1,233.1	$1,106.6
Cost of goods sold	193.0	180.0	784.0	701.0
Gross profit	111.5	102.5	449.1	405.6
Selling, general and administrative expenses	59.1	60.9	237.0	237.4
(Gain) loss related to change in fair value of contingent consideration	(2.3)	5.7	11.0	(4.1)
Equity (earnings) from joint venture	(15.9)	(19.6)	(77.6)	(87.7)
Operating income	70.6	55.5	278.7	260.0
Interest expense	9.2	5.5	27.1	22.9
Other non-operating (income)	(1.9)	(1.3)	(6.0)	(5.6)
Earnings from continuing operations before income taxes	63.3	51.3	257.6	242.7
Income tax expense	14.5	9.4	57.7	57.4
Earnings from continuing operations	48.8	41.9	199.9	185.3
Net earnings (loss) from discontinued operations	-	-	3.0	(2.1)
Net earnings	$48.8	$41.9	$202.9	$183.2

Diluted earnings per share of common stock, continuing operations	$1.07	$0.88	$4.30	$3.86
Diluted earnings (loss) per share of common stock, discontinued operations	$-	$-	$0.07	$(0.04)

Diluted net earnings per share of common stock	$1.07	$0.88	$4.37	$3.82
Average number of diluted common shares outstanding	45.6	47.7	46.4	47.9

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Quarterly data is unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Net Sales
Mineral Fiber	$216.0	$207.2	$887.4	$818.5
Architectural Specialties	88.5	75.3	345.7	288.1
Total net sales	$304.5	$282.5	$1,233.1	$1,106.6

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Segment operating income (loss)
Mineral Fiber	$61.1	$60.0	$260.9	$261.2
Architectural Specialties	10.7	(3.3)	21.7	4.2
Unallocated Corporate	(1.2)	(1.2)	(3.9)	(5.4)
Total consolidated operating income	$70.6	$55.5	$278.7	$260.0

Selected Balance Sheet Information

	December 31, 2022	December 31, 2021
Assets
Current assets	$356.5	$321.9
Property, plant and equipment, net	554.4	542.8
Other noncurrent assets	776.3	845.3
Total assets	$1,687.2	$1,710.0
Liabilities and shareholders’ equity
Current liabilities	$182.7	$209.6
Noncurrent liabilities	969.5	980.7
Equity	535.0	519.7
Total liabilities and shareholders’ equity	$1,687.2	$1,710.0

Selected Cash Flow Information

	For the Year Ended December 31,
	2022	2021
Net earnings	$202.9	$183.2
Other adjustments to reconcile net earnings to net cash provided by operating activities	28.8	26.1
Changes in operating assets and liabilities, net	(49.3)	(22.1)
Net cash provided by operating activities	182.4	187.2
Net cash provided by (used for) investing activities	28.2	(13.9)
Net cash (used for) financing activities	(201.9)	(212.1)
Effect of exchange rate changes on cash and cash equivalents	(0.8)	—
Net increase (decrease) in cash and cash equivalents	7.9	(38.8)
Cash and cash equivalents at beginning of year	98.1	136.9
Cash and cash equivalents at end of period	$106.0	$98.1

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted net sales, adjusted EBITDA, adjusted diluted earnings per share (EPS) and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition related expenses (i.e. – changes in the fair value of contingent consideration, deferred compensation accruals, impact of adjustments related to the fair value of inventory and deferred revenue) for recent acquisitions. The deferred compensation accruals are for cash and stock awards that are recorded over each award's respective vesting period, as such payments are subject to the sellers’ and employees’ continued employment with the Company. The Company excludes all acquisition-related intangible amortization from adjusted earnings from continuing operations and in calculations of adjusted diluted EPS. Examples of other excluded items include plant closures, restructuring charges and related costs, impairments, separation costs, environmental site expenses and related insurance recoveries, endowment level charitable contributions, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2023. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and related insurance recoveries. Management's adjusted free cash flow measure includes returns of investment from WAVE and cash proceeds received from the settlement of company-owned life insurance policies, which are presented within investing activities on our consolidated statement of cash flows. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

In the following charts, numbers may not sum due to rounding. Non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results from Continuing Operations – Adjusted EBITDA

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Net earnings	$49	$42	$203	$183
Less: Net earnings (loss) from discontinued operations	-	-	3	(2)
Earnings from continuing operations	$49	$42	$200	$185
Add: Income tax expense	15	9	58	57
Earnings from continuing operations before income taxes	$63	$51	$258	$243
Add: Interest/other income and expense, net	7	4	21	17
Operating Income	$71	$56	$279	$260
Add: RIP expense (1)	1	1	4	5
Add: Acquisition-related impacts (2)	-	9	19	10
Operating Income, Adjusted	$71	$65	$301	$275
Add: Depreciation	17	16	68	63
Add: Amortization	3	6	16	34
Adjusted EBITDA	$92	$88	$385	$372

(1) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Mineral Fiber

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Operating Income, Reported	$61	$60	$261	$261
Operating Income, Adjusted	$61	$60	$261	$261
Add: Depreciation and amortization	17	17	69	70
Adjusted EBITDA	$78	$77	$330	$331

Architectural Specialties

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Operating Income (Loss), Reported	$11	$(3)	$22	$4
Add: Acquisition-related impacts (1)	-	9	19	10
Operating Income, Adjusted	$10	$5	$41	$14
Add: Depreciation and amortization	3	6	14	27
Adjusted EBITDA	$13	$11	$55	$40

(1) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Unallocated Corporate

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Operating (Loss), Reported	$(1)	$(1)	$(4)	$(5)
Add: RIP expense (1)	1	1	4	5
Operating (Loss), Adjusted	$-	$-	$-	$(1)
Add: Depreciation and amortization	-	-	-	1
Adjusted EBITDA	$-	$-	$-	$-

(1) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Adjusted Free Cash Flow

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$63	$49	$182	$187
Net cash provided by (used for) investing activities	$20	$(9)	$28	$(14)
Net cash provided by operating and investing activities	$83	$41	$211	$173
Add: Acquisitions, net	3	-	3	1
Add: Payments related to sale of international, net	-	-	-	12
(Less)/Add: Net environmental expenses	-	(1)	1	(1)
Add: Contingent consideration in excess of acquisition-date fair value (1)	-	-	2	-
Add: Arktura deferred compensation (2)	5	5	5	5
Adjusted Free Cash Flow	$91	$45	$221	$190

(1) Contingent compensation payments related to 2020 acquisitions recorded as a component of net cash provided by operating activities.

(2) Contingent compensation payments related to the acquisition.

Consolidated Results from Continuing Operations – Adjusted Diluted Earnings Per Share (EPS)

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2022		2021		2022		2021
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Earnings from continuing operations, Reported	$49	$1.07	$42	$0.88	$200	$4.30	$185	$3.86
Add: Income tax expense, reported	15		9		58		57
Earnings from continuing operations before income taxes, Reported	$63		$51		$258		$243
(Less): RIP (credit) (1)	-		-		(1)		-
Add: Acquisition-related impacts (2)	-		9		19		10
Add: Acquisition-related amortization (3)	1		4		8		21
Adjusted earnings from continuing operations before income taxes	$64		$64		$283		$274
(Less): Adjusted income tax expense (4)	(15)		(12)		(63)		(65)
Adjusted net income from continuing operations	$49	$1.08	$52	$1.09	$220	$4.74	$209	$4.36
Adjusted Diluted EPS change versus Prior Year		-0.9%				8.7%
Diluted Shares Outstanding, as reported		45.6		47.7		46.4		47.9
Effective Tax Rate, as reported		23%		18%		22%		24%

(1) RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of earnings from continuing operations. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

(3) Represents the intangible amortization related to acquired entities, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted earnings from continuing operations before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2023
	Low		High
Net income	$208	to	$219
Add: Income tax expense	68		73
Earnings before income taxes	$276	to	$292
Add: Interest expense	35		37
Add: Other non-operating (income)	(7)		(6)
Operating Income	$305	to	$323
Add: RIP expense (1)	3		4
Add: Acquisition-related impacts (2)	4		5
Adjusted Operating Income	$312	to	$332
Add: Depreciation & Amortization	83		88
Adjusted EBITDA	$395	to	$420

(1) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for deferred compensation and restricted stock expenses.

Adjusted Diluted Earnings Per Share Guidance

	For the Year Ending December 31, 2023
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net income	$208	$4.62	to	$219	$4.87
Add: Income tax expense	$68			$73
Earnings before income taxes	$276		to	$292
Add: RIP (credit) (2)	$(1)			$(3)
Add: Acquisition-related amortization (3)	$5			$6
Add: Acquisition-related expense (4)	$4			$5
Adjusted earnings before income taxes	$285		to	$301
(Less): Adjusted income tax expense (5)	(70)			(74)
Adjusted net income	$215	$4.80	to	$227	$5.05

(1) Adjusted EPS guidance for 2023 is calculated based on ~45 million of diluted shares outstanding.

(2) RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of earnings from continuing operations. We do not expect to make any cash contributions to our RIP.

(3) Represents the intangible amortization related to acquired entities, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Represents the impact of acquisition-related adjustments for deferred compensation and restricted stock expenses.

(5) Income tax expense is based on an adjusted effective tax rate of ~25%, multiplied by adjusted earnings before income taxes.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2023
	Low		High
Net cash provided by operating activities	$220	to	$240
Add: Return of investment from joint venture	85		95
Adjusted net cash provided by operating activities	$305	to	$335
Less: Capital expenditures	(75)		(85)
Adjusted Free Cash Flow	$230	to	$250